[ROFIN LOGO] [GRAPHIC OMITTED]
                                                ROFIN-SINAR TECHNOLOGIES




- PRESS RELEASE -


                                              Contact:     Katharina Manok
                                                             Gunther Braun
                                                               ROFIN-SINAR
                                                              734-416-0206
                                                                 - or -
                                                     011-49-40-733-63-4256

            ROFIN-SINAR REPORTS RESULTS FOR THE FIRST QUARTER
                          OF FISCAL YEAR 2012


Plymouth, MI / Hamburg, Germany, February 2, 2012 -- ROFIN-SINAR
Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its first fiscal quarter ended December 31, 2011.


FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

                     Three months ended    % Change
                    12/31/11   12/31/10
                    --------  -----------  ---------
Net Sales           $131,570   $137,132     -   4 %
RSTI Net Income     $  8,077   $ 14,878     -  46 %
Earnings Per Share
  "Diluted" Basis * $   0.28   $   0.51     -  45 %

* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 29.0 million and 28.8 million for the fiscal quarters ended December 31, 2010 and 2009.

"The challenging macro-economic environment, caused especially by the European debt crisis and China's attempts to curb inflation, had a major impact on our first quarter order entry and sales. Lower demand came in particular from the machine tool and electronics industry, while lasers sales for applications in the semiconductor and medical device industries improved slightly. Our net income reflects this lower revenue level, and takes into account postponed shipments by customers of approximately $10 million and an unfavorable product mix," commented Gunther Braun, CEO and President of RSTI. "We expect business conditions in China to improve as we have customer indications, based on more optimistic judgements about their future prospects, that this region is on track for revitalization. Therefore, we believe that we have experienced the bottom of the slowdown and will see better results in the next quarters."







(page)
FINANCIAL REVIEW

- First Quarter -

Net sales totaled $131.6 million for the first quarter ended December 31, 2011, a 4% decrease over the comparable quarter of fiscal year 2011. The weakening of the US dollar, mainly against the Euro, resulted in an increase in net sales of $0.9 million in the first quarter. Gross profit totaled $46.9 million, or 36% of net sales, compared to $56.4 million, or 41% of net sales, in the same period of fiscal year 2011. RSTI net income amounted to $8.1 million, or 6% of net sales, compared to $14.9 million, or 11% of net sales, in the comparable quarter last fiscal year. The diluted per share calculation equaled $0.28 for the quarter based upon 28.8 million weighted-average common shares outstanding, compared to the diluted per share calculation of $0.51 based upon 29.0 million weighted-average common shares outstanding for the same period last fiscal year.

SG&A expenses in the amount of $24.7 million represented 19% of net sales and decreased by $0.9 million compared to last fiscal year's first quarter. Net R&D expenses increased by $1.9 million to $10.5 million (8% of net sales), compared to $8.6 million (6% of net sales) in the first quarter of fiscal year 2011.

Sales of laser products for macro applications decreased by 10% to $46.4 million and accounted for 35% of total sales. Sales of lasers for marking and micro applications remained stable with $72.6 million and represented 55% of total sales. Sales of components decreased by 7% to $12.6 million and represented 10% of total sales.

On a geographical basis, revenues in North America increased slightly by 1% totaling $26.9 million, whereas net sales decreased marginally by 1% in Europe, to $59.4 million and by 11% in Asia, to $45.3 million.


- Backlog -

Order entry for the quarter decreased by 15% to $122.4 million compared to the first quarter of fiscal year 2011 and resulted in a backlog of $144.0 million as of December 31, 2011, mainly for laser products. As of December 31, 2011, ROFIN-SINAR had a book-to-bill ratio of 0.93 for the first quarter.


- Outlook -

For the second quarter ending March 31, 2012, the Company expects revenues to be in the range of $130 million to $135 million and earnings per share to be in the range of $0.27 to $0.30. Actual results may differ from this forecast and are subject to the safe harbor statement discussed in more detail below.












(page)
With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, ROFIN-SINAR Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Finland, Switzerland, Singapore, and China, ROFIN-SINAR is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 42,000 laser units installed worldwide and serves more than 4,000 customers. ROFIN-SINAR'S shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN US7750431022. ROFIN is part of the Standard & Poor's SmallCap 600 Index and the Russell 2000 Index. Additional information is available on ROFIN-SINAR-S home page: http://www.rofin.com.

A conference call is scheduled for 11:00 AM Eastern, today, Thursday, February 2, 2012. This call is also being broadcast live over the internet in listen-only mode. For a live webcast, please go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. For more information, please contact Bryan Degnan at King Worldwide in New York at +1-212-889-4350 or Miles Chapman at King Worldwide in London +44(0) 207 614 2900.


                              (Tables to follow)






































(page)
                  ROFIN-SINAR TECHNOLOGIES INC.
               CONSOLIDATED STATEMENTS OF EARNINGS
             (in thousands, except per share data)

                                    Three months       Twelve months
                                       Ended               Ended
                                    (unaudited)          (audited)
                               ----------------------  --------------
                                12/31/11    12/31/10       9/30/11
                               ----------  ----------  --------------
-Macro                         $  46,355   $  51,363     $ 237,449
-Marking/Micro                    72,575      72,221       302,330
-Components                       12,640      13,548        57,984
                               ----------  ----------    ----------
Net sales                        131,570     137,132       597,763
Costs of goods sold               84,625      80,765       365,684
                               ----------  ----------    ----------
Gross profit                      46,945      56,367       232,079

Selling, general, and
  administrative expenses         24,719      25,616       107,510
Intangibles amortization             600         643         2,569
Research and development expenses 10,524       8,627        38,337
                               ----------  ----------   ----------
  Income from operations          11,102      21,481        83,663

Other income                       1,092         917         3,480
                               ----------  ----------    ----------
  Income before income tax        12,194      22,398        87,143

Income tax expense                 3,958       7,308        26,070
                               ----------  ----------    ----------
  Net Income                       8,236      15,090        61,073

Net income attributable to
      non-controlling interest       159         212         1,041
                               ----------  ----------    ----------
Net income attributable
      to RSTI                      8,077      14,878        60,032
                               ==========  ==========    ==========

Net income attributable to RSTI per share
  * "diluted" basis             $   0.28     $  0.51      $   2.06
 ** "basic" basis               $   0.28     $  0.52      $   2.11


* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.8 million and 29.0 million for the fiscal quarters ended December 31, 2011 and 2010, respectively, and
29.1 million for the 12 month period ended September 30, 2011.

** The basic per share calculation is based on the weighted-average shares outstanding for each period presented, which was 28.5 million and 28.4 million for the fiscal quarters ending December 31, 2011 and 2010, respectively, and 28.4 million for the 12 month period ending September 30, 2011.





(page)
                       ROFIN-SINAR TECHNOLOGIES INC.
                       CONSOLIDATED BALANCE SHEETS
                          (dollars in thousands)

                                                    12/31/11       9/30/11
                                                   -----------   -----------
ASSETS
  Cash, cash equivalents and
    short-term investments                         $ 114,888      $ 130,376
  Trade accounts receivable, net                      88,541        119,391
  Inventories net                                    191,594        188,847
  Other current assets                                28,207         28,655
                                                   -----------    ----------
    Total current assets                             423,230        467,269
                                                   -----------    ----------
  Net property and equipment                          68,396         65,554
  Other non-current assets                           131,691        121,123
                                                   -----------    ----------
    Total non-current assets                         200,087        186,677
                                                   -----------    ----------
    Total assets                                   $ 623,317      $ 653,946
                                                   ===========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                  $   5,264      $   8,121
  Accounts payable, trade                             19,656         27,082
  Other current liabilities                           78,910         98,738
                                                   -----------     ---------
    Total current liabilities                        103,830        133,941
  Long-term debt                                      13,997         14,742
  Other non-current liabilities                       26,427         26,646
                                                   -----------     ---------
    Total liabilities                                144,254        175,329
    Net stockholders' equity                         479,063        478,617
                                                   -----------     ---------
    Total liabilities and stockholders' equity     $ 623,317      $ 653,946
                                                   ===========    ==========

The Company's conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act.

Certain information in this press release that relates to future plans, events or performance, including statements such as "we expect business conditions in China to improve as we have customer indications, based on more optimistic judgements about their future prospects, that this region is on track for revitalization" or "we believe that we have experienced the bottom of the slowdown and will see better results in the next quarters" or "for the second quarter ending March 31, 2012, the Company expects revenues to be in the range of $130 million to $135 million and earnings per share to be in the range of $0.27 to $0.30" is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, solid-state and fiber lasers, cyclicality, conflicting patents and other intellectual property rights of fourth parties, potential infringement claims and future capital requirements, as well as other factors set fourth in our annual report on Form 10-K. These forward-looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.